Exhibit 10.59

Agreement between Mettler-Toledo International Inc. (on behalf of itself and its affiliated companies, referred to collectively as "Mettler-Toledo"), and Christian Magloth ("Employee") (together the "Parties").

Mettler-Toledo International Inc. and the Employee have entered into an employment agreement dated March 22, 2010, as amended. Mettler-Toledo and Employee wish to amend the Employment Agreement by mutual consent, subject to the terms and conditions set forth herein.

This Agreement (the "Agreement") addresses all matters relating to the termination of Employee's employment by mutual agreement.

1.    The employment relationship shall terminate by mutual consent an December 31, 2025 (the "Termination Date").

2.    As of March 31, 2025 ("Transition Date"), Employee will step down from the GMC and transition from his current role as Head Group HR & Communications to a non-managerial advisory role within Mettler-Toledo, reporting to the CEO. In this new role, Employee will work approximately 20% part-time and support the transition of Group HR & Communications to a designated successor until the Termination Date ("Transition Support").

3.    The Parties agree that the Transition Support shall include the onboarding, training, and support of a designated successor, including the transfer of know-how and advice an job-related topics, and that no fixed work schedule or constant on-site availability is required.

4.    Mettler-Toledo will pay Employee his regular salary and benefits through the Transition Date as defined in the remuneration letter for 2025. Thereafter, Mettler-Toledo will pay Employee 20% of his regular pay and benefits through the Termination Date. Employee's receipt of such benefits is subject to the terms of such benefit plans continuing to cover him as a part-time employee. If such benefits are not able to be provided at a 20% level under the terms of such benefit plan, Mettler-Toledo shall not have an obligation to provide them.

5.    In accordance with the POBS regulations, Mettler-Toledo will pay Employee a prorated POBS incentive for 2025, through March 31, 2025, which will be calculated based an actual target achievement, in accordance with section 7 of the POBS Plus Incentive System for Group Management. This payment will be made in March 2026 when the POBS Plus bonuses are otherwise paid to employees.

6.    Employee understands that he must exercise any options which are vested but unexercised an the Termination Date within 24 months alter the last day of employment pursuant to the terms of the relevant option agreements. Employee expressly agrees that upon the November 2025 vesting dates, only 20% of his outstanding options that would usually vest will effectively vest and become exercisable, subject to Employee satisfying all obligations in the relevant option agreements.

7.    Any performance share units (PSU) that have been granted at least one year before the Transition Date remain outstanding and eligible to vest on a pro-rated basis, calculated based an the number of complete months that have elapsed during the performance cycle and prior to the Transition Date, in accordance with Section 4 of the relevant PSU agreements. Accordingly, vesting will be as follows: November 2022 grant; 29/36, November 2023 grant 17/36.

8.    During his employment, the Employee has served as a member of multiple subsidiary boards. Mettler-Toledo and Employee will collaborate as to ensure that the Employee resigns and is replaced by the Transition Date and Employee's resignation/replacement is properly administered and registered in the relevant commercial registries accordingly.

9.    Mettler-Toledo agrees to reasonably defend, indemnify, and hold harmless the Employee for any claims, liabilities, or expenses arising from his service as a member of the subsidiary boards, unless such acts were not performed in good faith and within the scope of his employment. For the avoidance of doubt, Mettler-Toledo will not defend, indemnify, or hold harmless the Employee for any acts committed willfully or through gross negligence or which are a result of a criminal offense under Swiss law committed by the Employee, or in which the Employee participated in, and of which Mettler-Toledo

Exhibit 10.59
demonstrates that Employee had been fully informed upfront, and was actively and intentionally involved. Subject to the exclusions in the foregoing sentence, Mettler-Toledo agrees to defend, indemnify, and hold harmless the Employee for any claims, liabilities, expenses (including lawyer's fees, fines and defense costs) or other financial losses arising from charges being raised against Employee in countries outside of Switzerland, Europe and the US resulting from Employee's role to ensure compliance with Swiss, European and US laws during his employment (e.g., resulting from countersanctions).

10.    Employee understands and expressly agrees that he has confidentiality, non-use, and nondisclosure obligations to Mettler-Toledo and that these obligations are not being released hereunder and will specifically survive the termination of Employee's employment. Employee acknowledges and confirms that by the Termination Date he will have returned or destroyed all printed or electronic files containing Mettler-Toledo information, and otherwise returned all Mettler-Toledo property. Employee will keep strictly confidential any confidential information obtained during or relating to his employment with Mettler-Toledo, and Employee will not disclose, make use of, or communicate confidential information to third parties. Confidential information includes any information relating to Mettler-Toledo's financial performance, strategies, employees, suppliers, customers, products, services, marketing information, organizational or business matters, production processes, know-how and other intellectual property. Nothing herein restricts disclosures required by law or permitted under whistleblower provisions of law. To the fullest extent permitted by law, Employee releases any claims he may have against Mettler-Toledo or its personnel or representatives.

11.    From all payments under this Agreement all applicable deductions will be made, i.e., deductions for social security (including pension funds) and tax, if any, as per the applicable laws and the applicable regulations of Mettler-Toledo.

12.    This Agreement sets forth the complete agreement and understanding between the parties related to the separation and supersedes any and all prior written and oral agreements. This Agreement is governed by Swiss law.

October 14, 2024

Mettler-Toledo International Inc.

________________________

By: Patrick Kaltenbach, CEO

Employee

________________________

Christian Magloth